Exhibit 10.9

On behalf of the full Board of Directors we are pleased to offer you the position of President and Chief Executive Officer of SanDisk Corporation, reporting to and serving at the pleasure of the Company’s Board of Directors (the “Board”), with the authority and duties set forth in the Company’s By-laws and as specified by the Board of Directors from time to time.

The position of President and CEO will become effective January 1, 2011.

Compensation.  Effective January 1, 2011 your annual base salary will be $800,000 per year.  Your annual bonus target will be 125% of your annual base salary or $1,000,000 for 2011.

Stock Grant.  In recognition of your promotion to President and CEO, the Compensation Committee has approved an option grant of 270,000 shares of SanDisk common stock exercisable at fair market closing price as of January 3, 2011.  You shall acquire a vested interest with respect to (i) 25% of the Optioned Shares one (1) year after the Grant Date (January 3, 2012) and (ii) the balance of the Optioned Shares in equal quarterly  installments over a three (3) year period thereafter. You have also been approved for a grant of 60,000 restricted stock units.  Restricted stock units vest in equal annual amounts over 4 years, beginning on the first annual anniversary of the January 3, 2011, grant date.  These grants include your 2011 Merit/Annual stock grant, and there will be no separate or additional grant for the latter

 Termination of Employment.  As before, you will be an at-will employee.  However, if your employment is terminated by the Company for any reason other than for Cause, and provided that at the time of termination you sign a Release of Claims, you will be provided with a severance package. The key benefits are listed below andthe specific terms will be included in an Agreement to be provided separately:
  Two times your annual base salary
  Pro-rated bonus
  Acceleration of two years of vesting of outstanding equity grants  and one year to exercise vested equity24 months medical  coverage
Change in Control.    You will also be entitled to an enhanced Change in Control agreement.  The key benefits are listed below and the specific terms will be included in an Agreement to be provided separately:   Protection period of 3 months prior to Change of Control and 18 months thereafter
  Two times base salary and target bonus
  Full acceleration of outstanding equity grants and one year to exercise vested equity
  24 months of medical coverage
To accept this offer, please sign this letter in the space provided below and return it to Tom Baker, Senior Vice President of Human Resources.  Congratulations and we look forward to working with you in your new role as CEO.

/s/ Irwin Federman	7/23/10	/s/ Eli Harari	7/23/10
Irwin Federman, Vice Chairman	Date	Eli Harari, Chairman and CEO	Date

Accepted:	/s/ Sanjay Mehrotra	7/23/10
	Sanjay Mehrotra	Date